Exhibit 99.1

Curis Reports Second Quarter 2010 Financial Results

-- Conference call to be held today at 9:00 am EDT --

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 3, 2010--Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today reported its financial results for the second quarter ended June 30, 2010.

"Although we were disappointed to announce during the second quarter of 2010 that the topline results from Genentech and Roche’s Phase II clinical trial with the hedgehog pathway inhibitor GDC-0449 in metastatic colorectal cancer indicated that the trial did not meet its primary endpoint, we are encouraged that Genentech is testing GDC-0449 in two additional tumor types, which should provide more information on its potential in cancers where we believe the Hedgehog pathway acts via different mechanisms of action,” said Dan Passeri, Curis' President and Chief Executive Officer. “We expect that results will be available from the Phase II advanced ovarian cancer trial in the very near term and that we will communicate the topline results within August. In addition, Roche has indicated that it expects results from the pivotal Phase II clinical trial in advanced basal cell carcinoma during the first half of 2011 and that it plans to initiate a Phase II clinical trial in operable basal cell carcinoma patients during the second half of 2010.”

Mr. Passeri continued, “We also have continued to make progress with our other drug candidates, including CUDC-101, for which we recently completed our Phase I dose escalation study, initiated a Phase Ib expansion trial in patients with advanced, refractory head and neck, gastric, breast and liver cancers, and plan to begin a Phase I/II clinical trial in head and neck cancer. Also during the second quarter, our licensee Debiopharm initiated a Phase I clinical trial of Hsp90 inhibitor Debio 0932, and we earned $3 million in July upon Debiopharm’s treatment of the fifth patient in this study. Lastly, we continue to progress our preclinical research efforts and anticipate that we will select a new development candidate during the second half of 2010.”

For the second quarter of 2010, Curis reported a net loss of $2.1 million, or ($0.03) per share on both a basic and fully diluted share outstanding basis, as compared to a net loss of $4.2 million or ($0.07) per share on both a basic and fully diluted share outstanding basis for the same period in 2009.

Revenues for the second quarter of 2010 were $99,000 as compared to $63,000 for the same period in 2009.

Operating expenses for the second quarter of 2010 were $4.0 million as compared to $4.3 million for the same period in 2009.

  Research and development spending was $2.2 million for the second quarter of 2010 as compared to $2.3 million for the same period in 2009. The decrease is primarily attributable to lower spending on Debio 0932 as a result of licensing this program to Debiopharm in August 2009. All subsequent development costs have been assumed by Debiopharm. Offsetting this decrease, Curis increased spending on other targeted cancer programs.
  General and administrative spending was $1.8 million for the second quarter of 2010 as compared to $2.0 million for the same period in 2009. The decrease in general and administrative expenses was primarily due to non-recurring legal costs incurred during the second quarter of 2009 related to an arbitration proceeding that was settled during the first quarter of 2010.

Other income of $1.8 million for the second quarter of 2010 represents the change in the fair value of a warrant liability established in connection with Curis’ January 2010 registered direct offering as a result of a decrease in Curis’ stock price from March 31, 2010 to June 30, 2010.

For the six-month period ending June 30, 2010, Curis reported net income of $2.7 million, or $0.04 per basic share outstanding and $0.03 per fully diluted share outstanding, as compared to a net loss of $3.1 million or ($0.05) per share on both a basic and fully diluted share outstanding basis for the same period in 2009.

Revenues for the six months ended June 30, 2010, were $12.7 million as compared to $6.1 million for the same period in 2009.

Operating expenses were $10.9 million for the six months ended June 30, 2010, as compared to $9.3 million for the same period in 2009. Research and development expenses were $4.7 million for the six months ended June 30, 2010, as compared to $5.2 million for the same period in 2009. General and administrative expenses were $6.2 million for the six months ended June 30, 2010, as compared to $4.1 million for the same period in 2009.

Other income of $0.9 million for the six-month period ended June 30, 2010 as compared to $0.2 million for the same period in 2009.

As of June 30, 2010, Curis’ cash, cash equivalents and marketable securities totaled $44.9 million, and there were 75.6 million shares of common stock outstanding.

Updated Financial Guidance

As a result of lower than anticipated expenses associated with CUDC-101 and other development candidates, Curis expects that research and development expenses will be between $10 and $13 million. The Company had previously estimated that these expenses would be between $13 and $17 million. As a result of lower than anticipated research and development expenses and a $3 million payment earned under the Company’s license agreement with Debiopharm, Curis expects that its 2010 year end cash, cash equivalents and marketable securities will be between $38 to $40 million. The Company had previously estimated that its year end cash, cash equivalents and marketable securities would be between $30 and $35 million.

Recent Developments

CUDC-101 (HDAC/EGFR/Her2 Inhibitor)

-- Initiated expansion of Phase Ib expansion clinical trial

In August 2010, Curis initiated a Phase I open-label expansion trial of CUDC-101 in patients with advanced, refractory head and neck, gastric, breast and liver cancers. The primary objectives of the Phase Ib expansion trial are to obtain additional information on the safety and tolerability of CUDC-101 in this patient population. Secondary objectives are to assess the pharmacokinetics, to evaluate pharmacodynamic biomarkers and to assess the efficacy and ability of CUDC-101 to effectively inhibit HDAC, EGFR and Her2 in this patient population. The study is expected to be conducted at five to eight clinical sites within the United States and enroll approximately 40 patients.

-- Completed Phase I dose escalation clinical trial

In May 2010, Curis announced that it had completed its Phase I dose escalation trial of CUDC-101 and established the maximum tolerated dose of the drug as 275 milligrams per meter squared. Curis expects that the study’s principal investigator will present final trial data at the 22nd EORTC-NCI-AACR symposium on Molecular Targets and Cancer Therapeutics in Berlin, Germany in November 2010.

GDC-0449 (Hedgehog Pathway Inhibitor in Collaboration with Genentech)

-- Announced Roche and Genentech’s Phase II clinical trial results for first-line metastatic colorectal cancer

In June 2010, Curis announced topline results from a Phase II clinical trial conducted by Roche and Genentech, Curis' collaborator and a member of the Roche Group, of GDC-0449, in combination with Avastin® (bevacizumab) and FOLFOX or FOLFIRI chemotherapy in first-line metastatic colorectal cancer patients. The trial did not meet its primary endpoint of extending the time from randomization to disease progression or death in study patients who received GDC-0449 in addition to the current standard of care of bevacizumab and chemotherapy when compared to patients that received only the current standard of care treatment. It is expected that data from the Phase II study will be submitted for presentation at a future medical meeting.

-- Announced Roche and Genentech’s completed enrollment of pivotal Phase II clinical trial in advanced basal cell carcinoma

In April 2010, Roche announced that it had completed enrollment in the ongoing pivotal Phase II clinical trial of GDC-0449 in patients with inoperable locally advanced or metastatic basal cell carcinoma, that it expects data in the first half of 2011 and that, if the trial was successful, that regulatory submissions could occur in this indication in 2011.

Debio 0932 (Hsp90 Inhibitor in Collaboration with Debiopharm S.A.)

-- Achieved Phase I milestone under Hsp90 collaboration with Debiopharm

In July 2010, Debiopharm treated the fifth patient in its ongoing Phase I clinical trial for small molecule heat shock protein 90 (Hsp90) inhibitor Debio 0932. Under the terms of the August 2009 license agreement between Curis and Debiopharm, Curis will receive a $3 million payment from Debiopharm for the achievement of the development objective.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, August 3, 2010, at 9:00 am EDT, to discuss Curis’ financial results for the first quarter and corporate developments, plans and strategies.

To access the live conference call, please dial (866) 543-6408 from the United States or Canada or (617) 213-8899 from other locations, shortly before 9:00 am EDT. The conference ID number is 51690637. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 12:00 pm EDT, Tuesday, August 10, 2010. To access the replay, please dial (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 35133071.

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$98,634	$63,263	$12,656,968	$6,100,390

Operating expenses:
Research and development	2,244,742	2,281,067	4,712,546	5,197,126
General and administrative	1,780,377	2,029,854	6,206,822	4,124,928
Total operating expenses	4,025,199	4,310,921	10,919,368	9,322,054

Net income (loss) from operations	(3,926,485)	(4,247,658)	1,737,600	(3,221,664)

Other income, net	1,828,498	66,272	948,678	165,337
Net income (loss)	$(2,097,987)	$(4,181,386)	$2,686,278	$(3,056,327)

Basic net income (loss) per common share	$(0.03)	$(0.07)	$0.04	$(0.05)
Diluted net income (loss) per common share	$(0.03)	$(0.07)	$0.03	$(0.05)
Basic weighted average common shares outstanding	75,617,858	63,654,519	74,261,033	63,625,299
Diluted weighted average common shares outstanding	75,617,858	63,654,519	77,979,738	63,625,299

CURIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2010	December 31, 2009
ASSETS

Cash, cash equivalents and marketable securities	$44,895,814	$25,034,897
Short-term investments – restricted	216,002	216,002
Accounts receivable	44,512	515,758
Property and equipment, net	393,579	715,429
Goodwill	8,982,000	8,982,000
Other assets	322,402	635,163
Total assets	$54,854,309	$36,099,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,754,824	$2,571,158
Deferred revenue	—	475,833
Total current liabilities	1,754,824	3,046,991
Warrant liability	1,289,921	—
Total liabilities	3,044,745	3,046,991

Total stockholders' equity	51,809,564	33,052,258

Total liabilities and stockholders' equity	$54,854,309	$36,099,249

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis' website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation the Company's statements regarding the expected advancement of its clinical research and development programs in 2010 and beyond, projections and estimates made by Genentech and Roche regarding the expected timing of clinical results from testing of, and further progress in the development of, GDC-0449, and estimates of our 2010 research and development expenses and year end cash position. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "will", "may" or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

  Curis may experience adverse results, delays and/or failures in its internal drug development programs, including with respect to its Phase I clinical trial of CUDC-101, and with respect to its ongoing preclinical studies of its other targeted cancer programs.
  Genentech and Debiopharm may experience adverse results, delays and/or failures in their respective development programs under collaboration with Curis. For example, Genentech may not be able to replicate in later trials any favorable outcomes from earlier trials of GDC-0449 and may not achieve its projected timing for further development of the compound, and Debiopharm may not be able to successfully advance Debio 0932 as planned.
  Curis may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaborations.
  Curis may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.
  Curis may not be able to obtain the substantial additional funding required to conduct research and development of its drug candidates.
  Curis may experience unplanned cash requirements, and may not receive additional anticipated payments under its collaborations, any of which could shorten the estimated period in which Curis will have cash to fund its operations.
  Curis faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its targeted cancer programs, its ability to maintain its current collaborations with Genentech and Debiopharm, and the risk that any such collaborators will not perform adequately.
  Curis also faces other risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and other filings that it periodically makes with the Securities and Exchange Commission..

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis' views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Operating and Chief Financial Officer
mgray@curis.com